EXHIBIT 4.5

2004 SYPRIS EQUITY PLAN

ARTICLE I.            GENERAL

        1.1     Purpose — The purpose of the 2004 Sypris Equity Plan (“Plan”) is to retain and to motivate directors, officers and other employees (“Associates”) of Sypris Solutions, Inc. and its subsidiaries (together with such subsidiaries, as appropriate in context, the “Company”).

        1.2     Eligibility — The Company’s Compensation Committee (“Committee”) shall determine those Associates who may participate in the Plan (“Participants”).

        1.3     Term — The Committee may grant awards under this Plan (“Awards”) from April 27, 2004, through April 27, 2014, and such Awards will survive the Plan’s expiration.

ARTICLE II.            ADMINISTRATION

        2.1     Interpretation — The Committee shall have complete authority to interpret the Plan or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Plan or any Award Agreements (including to establish or amend any rules regarding the Plan that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule)).

        2.2     Authority — The Committee shall have final authority, in its sole discretion, to determine or interpret any of the following terms (collectively, “Terms”), with respect to both new and outstanding Awards, subject to applicable Rules:

            >>     eligibility criteria regarding any participation or exercise rights,
            >>     types of Awards, including those qualified under 26 USC §422 or its equivalent (“ISOs”),
            >>     amounts, classes, registration rights or restricted legends of related Shares,
            >>    timing and features of any rights, benefits or payments due to Participants under any Award (including voting, exercise, or dividend rights)
            >>    restrictions on assignment or transfer of any Awards or rights thereunder,
            >>    vesting and forfeiture terms,
            >>    convertibility or deferral rights,
            >>    the amounts, methods and forms of payment for amounts due from any Participant and for any taxes incident thereto,
            >>    Performance Objectives as described in Section 2.3, and

any other terms or conditions as the Committee specifies in written agreements, which shall govern the terms of each Award (and which need not be identical) (the “Award Agreements”). The Committee may condition Awards upon the Participant’s execution of Award Agreements, representations regarding resale, blank stock powers, and any other documents that it may specify. Shares may be deposited together with stock powers with any escrow agent (including the Company) as specified by the Committee.

        2.3     Performance Objectives — “Performance Objectives” may be expressed in terms of (a) earnings per share, (b) Stock prices, (c) net income, (d) pre-tax income, (e) operating income, (f) return on equity or assets, (g) economic value added (h) sales, (i) cash flow from operating activities, (j) working capital, (k) other financial objectives, or (l) any combination of the foregoing, with respect to the Company, any of its subsidiaries, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. Performance Objectives shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the performance period has elapsed or (y) the date which is ninety days after the commencement of the performance period, and in any event while the performance relating to the Performance Objectives remains substantially uncertain.

        2.4     Amendments and Approvals — The Committee, at its discretion, may amend the Plan, its interpretations or any Award at any time, subject to applicable Rules. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules.

        2.5     Delegation — The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.

ARTICLE III.            STOCK SUBJECT TO PLAN

        3.1     Limit on Shares — The Committee shall limit Awards in the aggregate to a maximum of Three Million (3,000,000): (a) total shares of the Company’s $.01 par value common stock (“Common Stock”), and (b) total shares of any other classes of the Company’s then authorized common stock as are determined by the Committee to be no more dilutive than the Common Stock (collectively, the “Stock” or, individually, the “Shares”); and no more than 50% of all Awards shall be ISOs. Such limits shall be increased only: (x) if approved by a majority of the Company’s stockholders, (y) pursuant to Article VI, or (z) if approved by the Committee to replace any acquired business’ equity plan with an appropriate number of additional Shares, pursuant to applicable Rules.

        3.2     Unvested Shares — If any Awards under the Plan shall expire, be forfeited or cancelled without having been fully exercised or vested, the reserved but unused Shares subject thereto shall continue to be available for new Awards.

ARTICLE IV.            TYPES OF AWARDS

        4.1     Stock — The Committee may grant Awards of Stock to Participants on Terms specified in the Award Agreements.

        4.2     Options — The Committee may grant Awards of options to purchase or sell Stock, to Participants on Terms specified in the Award Agreements. The purchase price under any such Award shall be the closing price of the Stock on the date of grant, and the sale price under any such Award shall be the closing price of the Stock on the date of the sale, unless the Committee designates another price in the Award Agreement; provided further that the fair market value (on each ISO’s Award date) of all ISOs’ Shares which first become exercisable by a Participant in any calendar year under all Company plans shall not exceed $100,000. Awards above this limit or to non-employees shall be deemed separate, non-qualified Awards under 26 USC §422.

        4.3     Appreciation Rights – The Committee may grant Awards of rights to receive all or a portion of the appreciation in the value of the Shares over a period of time, to Participants on Terms specified in the Award Agreements.

        4.4     Other Awards — The Committee may grant Awards in tandem with, contingent upon, or convertible into, other Awards on Terms specified in the Award Agreements.

ARTICLE V.            TERMINATION OF AWARDS

        5.1     Unvested Rights — Every unvested, unexercised right under this Plan shall terminate and expire at the earlier of: the expiration date in the Award Agreement, or termination of the Participant’s employment, unless extended by the Committee.

        5.2     Vested Rights — Every vested, unexercised right under this Plan shall terminate and expire (1) at the earlier of: (a) the expiration date in the Award Agreement, (b) thirty days after termination of employment, (c) three months after a Participant’s retirement, or (d) one year after a Participant’s death or disability, unless (2) extended by the Committee; provided that all of the foregoing shall be administered subject to the Committee’s Rules.

ARTICLE VI.            ADJUSTMENT OF NUMBER OF SHARES

        6.1     Stock Dividends — In the event that any stock dividend is declared on the Stock, the number of Shares in any Award Agreement and the maximum limit on Shares in Section 3.1 shall be adjusted by adding to each such Share the number of Shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such Share had been outstanding on the date fixed for determining the stockholders entitled to receive such dividend, with a corresponding adjustment in any consideration payable per share.

        6.2     Reorganization — In the event that the outstanding Stock is exchanged for or changed into any different number or class of securities, whether through reorganization, recapitalization, stock split, reverse stock split, combination of shares, merger or consolidation, then there shall be substituted for each Share subject to any Award the number and class of securities for which each outstanding Share shall be so exchanged or into which each such Share shall be changed, with a corresponding adjustment in any consideration payable per Share or unit of such securities, and the maximum limit on Shares in Section 3.1 shall be adjusted to take into account such capital adjustment.

ARTICLE VII.            CHANGE IN CONTROL

        7.1     Change in Control — A “Change in Control” includes any transaction (or series of transactions): (a) if the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company; (b) in which any person or group acquires, after the effective date of this Plan, more than 25% of the voting power of the Company’s voting securities; (c) in which substantially all of the assets of the Company are sold; or (d) any similar event determined by the Committee to constitute a change in the control of the Company. In the event of a Change in Control, the vesting date for all unvested or forfeitable rights in any Award shall be accelerated to the earlier of: (x) the date of such Change in Control or (y) any other date established by the Committee in its discretion to allow Participants an effective opportunity to enjoy such rights under the circumstances.

ARTICLE VIII.            MISCELLANEOUS

        8.1     No Other Rights — Participation under the Plan shall not be construed as giving an employee any future right of employment with the Company. Subject to applicable Rules, acceptance of any Award shall constitute acceptance of the Company’s right to terminate employment at will, and acceptance of all provisions of the Plan.

        8.2     Exercises Causing Loss of Compensation Deduction — No part of an Award may be exercised to the extent the exercise would cause the Participant to have compensation which is nondeductible by the Company pursuant to applicable Rules. Any right not exercisable because of this limitation shall be exercisable in any subsequent year in which the exercise would not cause the loss of such deduction, subject to the Terms and all applicable Rules.

        8.3     Governing Law — This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Delaware using any dispute resolution methods selected by the Committee.

        8.4     Termination of Plan — The Board of Directors may, at its discretion, terminate the Plan at any time for any reason. Termination of the Plan shall not affect unexpired outstanding options previously granted.